Exhibit 5

                    [Pompan, Ruffner & Werfel Letterhead]

                                        March 6, 1997

          Halifax Corporation
          5250 Cherokee Avenue
          Alexandria, Virginia  22312

                         Re:  Halifax Corporation Registration
                              Statement on Form S-3

          Ladies and Gentlemen:

                    I am General Counsel and Secretary of Halifax Corporation, a Virginia corporation (the "Company").
          This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act") in connection with the registration on Form S-3 by the Company of up to 350,464 shares (the "Offered Shares") of the Company's common stock, par value $0.24 per share (the "Common Stock"). A portion of the Offered Shares were issued, and the remaining Offered Shares (the "Remaining Offered Shares") are to be issued, subject to certain conditions, pursuant to the Agreement (as defined below) to the Selling Stockholders (as defined in the Registration Statement). The Agreement requires the Company to file the Registration Statement with respect to the resale of the Offered Shares by the Selling Stockholders.

                    In connection with this opinion, I have
          examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement on Form S-3 (File No. 333-_______, the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") on March 31, 1997 under the Act; (ii) a specimen certificate representing the Common Stock; (iii) the Articles of Incorporation of the Company, as presently in effect;
          (iv) the By-Laws of the Company, as presently in effect;
          (v) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Offered Shares and related matters and (vi) that certain Agreement and Plan of Reorganization, dated as of April 1, 1996, by and among the Company, CMSA Acquisition Corporation, a Virginia corporation and a wholly-owned subsidiary of the Company, CMS Automation, Inc., a Virginia corporation ("CMS"), and the former stockholders of CMS (the "Agreement"). I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

                    I am admitted to the bar in the Commonwealth of Virginia, and I do not express any opinion as to the laws of any other jurisdiction.

                    Based upon and subject to the foregoing, I am of the opinion that when (i) the Registration Statement becomes effective, (ii) certificates representing the Remaining Offered Shares in the form of the specimen certificate examined by me are duly executed, countersigned, registered and delivered to the Selling Stockholders in accordance with the Agreement and (iii) the Offered Shares are sold pursuant to the Registration Statement, the Offered Shares will be validly issued, fully paid and nonassessable.

                    I hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. I also consent to the reference to myself under the caption "Legal Matters" in the Registration Statement.

                                        Very truly yours,

                                        POMPAN, RUFFNER & WERFEL

                                        /s/ Ernest L. Ruffner